EXHIBIT 99.1


China Energy Savings Increases Stake in Energy Savings Project
Tuesday November 16, 11:28 am ET

NET PROFITS THROUGH 3RD QUARTER INCREASE BY 256% TO $24 MILLION

HONG KONG, Nov. 16 /Xinhua-PRNewswire/ -- The Board of Directors of China Energy Savings Technology, Inc. (OTC Bulletin Board: CESV - NEWS) is pleased to announce it passed a resolution on November 15, 2004 to enter into an agreement with Eurofaith Holdings Inc. to purchase a 15% stake in Starway held by Eurofaith. China Energy Savings shall issue 3,346,100 shares of its common stocks to Eurofaith to pay for the deal.

In addition to the 50% stake in Starway, which China Energy Savings acquired from Eurofaith on August 25, 2004, China Energy Savings will be holding a 65% stake in Starway upon closing of the deal. At present, Starway is holding 100% interest in Shenzhen Dicken Industrial Development Limited. The core business of Shenzhen Dicken is the development of advanced energy savings products and wind energy project in China.

The board of China Energy Savings has deemed it to be in the best interests of the corporation and its stockholders to proceed with the deal. First, it helps increase the net profit. Second, the deal enables the corporation to take a more firm control of its energy savings project. Last but not least it paves the way for China Energy Savings to transfer to the NASDAQ National Market.

Mr Sun Li, CEO of China Energy Savings said, "The outlook for the company is promising. The company's products are in excessive demand due to the deteriorating supply of electricity in China, combined with ever increasing coal and oil prices, which keep reaching new highs."

The unaudited revenue and the net profit of Starway for the first nine months ended September 30, 2004 are $31 million and $24 million respectively, a substantial increase of 256% in net profit compared with the same period last year. The management believes that this upward trend will continue for the next several years to come.

The purchase of the 15% stake in Starway is favorable to China Energy Savings. The company does not rule out the future possibility of increasing it stakes in Starway.

About China Energy Savings Technology

The company is engaged in the manufacturing and sales of advanced technology energy-saving products in the PRC. According to the test reports by various PRC authorities including National Center of Supervision & Inspection on Electric Light Source Quality (Shanghai) issued in September 2002 and Shenzhen Academy of Metrology & Quality Inspection issued in December 2002, the energy saving products of Shenzhen Dicken Group have the energy saving rates ranging from approximately 25% to 45%. The energy saving projects conducted by Starway Group mostly relate to public or street lighting systems, government administration units, shopping malls, supermarkets, restaurants, factories and oil fields, etc. There are small and large-scaled projects: the small-scaled projects relate to restaurants, shops and small arcades through the sale of equipment, and the large-scaled projects relate to large shopping malls, supermarkets, factories and public bodies through the provision and installation of equipment over a term usually extended for years.

     Website: http://www.cesv-inc.com

     Email: contactus@cesv-inc.com

Safe Harbor Statement

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.

     Contact Information:
     John Roskelley, President, First Global Media, 480-902-3110



                                       2